Exhibit 99.1

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Lazydays Holdings, Inc. Announces Response to SEC Guidance Issued on April 12, 2021 Applicable to Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)

Tampa, FL (May 24, 2021) – Lazydays Holdings, Inc. (“Lazydays” or the “Company”) (NasdaqCM: LAZY) today announced in a Current Report on Form 8-K, that as a result of recent guidance provided by the SEC on April 12, 2021 (see Link) for all SPAC-related companies regarding the accounting and reporting for their warrants (the “SEC Statement”), it will restate its previously issued 2020 10-K filing including 2019 and 2020 consolidated financial statements.

Based on a technical analysis by the Company in consultation of third party advisors, the Company has determined that it is necessary to complete the restatement described below. This restatement is subject to audit by Marcum LLP, the Company’s independent auditors for the 2020 10-K.

The anticipated restatement pertains to the warrants issued in conjunction with the Private Investment in Public Equity (PIPE) transaction that occurred at the same time as the Company’s SPAC merger (“PIPE Warrants”) and Private Placement Warrants issued in connection with the IPO ( “Private SPAC Warrants”). Consistent with market practice among SPACs, we had been accounting for the warrants as equity under a fixed accounting model. However, based on the April 12 SEC Statement, we intend to restate historical financial statements such that the PIPE Warrants and Private SPAC Warrants are accounted for as liabilities and marked-to-market each reporting period (the “restatement”). In general, under the mark-to-market accounting model, as our stock price increases, the warrant liability increases, and we recognize additional non-operating expense in our income statement – with the opposite effect when our stock price declines. As of March 31, 2021, we have PIPE Warrants convertible to approximately 1.5 million shares of common stock outstanding, which represent approximately 58% of the PIPE Warrants originally issued and Private SPAC Warrants convertible to 155,000 shares of common stock outstanding which represents 100% of the Private SPAC Warrants originally issued.

The Company’s analysis indicates that the Public warrants issued in relation to the Company’s SPAC merger transaction (“Public SPAC Warrants”) are not impacted, and will continue to be accounted for as equity.

The Company anticipates the restatement will have no impact on its previously communicated revenue, gross profit, income from operations and net cash provided by operating activities, for 2018, 2019 or 2020. The Company further expects there to be no impact on previously reported adjusted EBITDA.

As a result of the restatement and the movements in our stock price since the SPAC merger transaction in March, 2018, we expect to recognize 2018 incremental non-operating income between $4.2 to $4.6 million, incremental 2019 non-operating income between $3.5 to $4.0 million, and 2020 incremental non-operating expense between $14.0 to $14.8 million. The anticipated impact in the first quarter of 2021 is a non-operating expense of between $6.0 and $6.5 million. There will be no impact to our previously reported net cash flow.

The following provides additional detail regarding how we currently anticipate the restatement will impact our various financial statements:

●	Opening Balance Sheet Impact: As of the date of our business combination (March 15, 2018) (the “Business Combination”), the approximately $9.0 million fair value of the PIPE Warrants and Private SPAC Warrants will be reflected as warrant liabilities in our balance sheet with a corresponding offset in additional paid-in-capital within equity.

●	Income Statement Impacts: Subsequent to the close of the Business Combination, any change in the fair value of the public and private warrants is recognized in our income statement below operating profit as “Change in fair value of warrant liabilities” with a corresponding amount recognized in our balance sheet. (In our case, this is recognized as warrant liabilities in the long term liabilities section in our balance sheet).
●	Balance Sheet Impacts: As is noted above, the change in the balance of the warrant liabilities on our balance sheet is impacted by the fair value changes of the warrants. When warrants are exercised, the fair value of the liability at the exercise date is reclassified to Additional paid-in capital within equity.
●	Cash Flow Impacts: The impact of the changes in fair value of the warrants has no impact on net cash provided by (used for) operating activities. The cash received for the exercise of warrants is reflected in cash flows from financing activities.
●	Statement of Equity Impacts: The impact to Additional paid-in-capital as of the opening balance sheet is highlighted above. Subsequent exercises of the warrants result in a reduction of our warrant liabilities with a corresponding increase to Additional paid-in-capital.

As previously mentioned, the Company’s analysis indicates that the Public SPAC Warrants are not impacted, and will continue to be accounted for as equity. If after audit and review it were determined that some or all of these additional SPAC warrants should also be accounted for as liabilities, the Company would make additional adjustment and restatements as necessary. Again, there would be no impact to our previously reported net cash flow.

These estimates are subject to change as management completes the restatement, and our independent registered public accounting firm has not audited or reviewed these estimates. As a result, the expected financial impact described above is preliminary and subject to change. Because the Company must complete restatements and file amendments to prior period 10-K filings prior to completing its first quarter, 2021 10-Q filing, the Company expects that the first quarter 10-Q filing will occur after the May 24 extended due date. The company cannot make a determination of expected disclosure dates until it completes an analysis of the scope and presentation of the restatements, in consultation with its auditors.

ABOUT LAZYDAYS RV

As an iconic brand in the RV industry, Lazydays, The RV Authority, consistently provides the best RV sales, service, and ownership experience, which is why RVers and their families become Customers for Life. Lazydays continues to add locations at a rapid pace as it executes its geographic expansion strategy that includes both acquisitions and greenfields.

Since 1976, Lazydays RV has built a reputation for providing an outstanding customer experience with exceptional service excellence and unparalleled product expertise, along with being a preferred place to rest and recharge with other RVers. By offering the largest selection of RV brands from the nation’s leading manufacturers, state-of-the-art service facilities, and thousands of accessories and hard-to-find parts, Lazydays RV provides everything RVers need and want.

Lazydays Holdings, Inc. is a publicly listed company on the Nasdaq stock exchange under the ticker “LAZY.”

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements describe Lazydays future plans, projections, strategies and expectations, including statements regarding Lazydays’ expectations for future operating results, its expectations regarding the impact of its acquisition of its recently acquired dealerships in Phoenix, Arizona, Elkhart, Indiana, and Burns Harbor, Indiana, Marysville, TN, and its greenfield start-ups near Houston, Texas and Nashville, Tennessee, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Lazydays. Actual results could differ materially from those projected due to various factors, including economic conditions generally, conditions in the credit markets and changes in interest rates, conditions in the capital markets, the global impact of the pandemic outbreak of coronavirus (COVID-19) and other factors described from time to time in Lazydays’ SEC reports and filings, which are available at www.sec.gov. Forward-looking statements contained in this news release speak only as of the date of this news release, and Lazydays undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances, unless otherwise required by law.